Exhibit 99.2

H. Michael Krimbill

5620 E. 114th Street,

Tulsa, Oklahoma 74137

(918) 629-0841

January 10, 2007

Via Email Delivery & Original via U.S. Mail

John W. McReynolds

2828 Woodside Street

Dallas, Texas 75204

RE:	Energy Transfer Equity, L.P. (the “Partnership”)

Dear John:

I regret to inform you that as of 5.00 p.m. today, January 10, 2007, I am resigning as a director of the general partner of the Partnership. We have accomplished a great deal in a relatively short period of time, including the initial public offering last February, the work relating to the credit rating of the Partnership, and the acquisition of the remaining IDRs. The subsequent financing of these transactions was both challenging and ultimately very successful. However, based upon my resignation earlier today as an executive officer and director of Energy Transfer Partners, L.P., I believe it is in the best interests of the Partnership, and my own, that I do not continue to serve as a director of the Partnership. It has been a pleasure not only working with you, but developing a friendship with you and Anne. I will miss the comraderie and teamwork.

Sincerely,

/s/ H. Michael Krimbill
H. Michael Krimbill

To: The Board of Directors

I hereby resign as a director of Energy Transfer Equity, L.P., effective as of 5.00 p.m. on Wednesday, January 10, 2007.

/s/ H. Michael Krimbill
H. Michael Krimbill